EXHIBIT 11.1

                    COMPUTATION OF PRIMARY EARNINGS PER SHARE


                                                         Three Months Ended
                                                            December 31,
                                                     ---------------------------
                                                        1996              1995
                                                     ----------       ----------
Shares

Weighted average number of common
  shares outstanding                                  12,903,047      11,290,318
Additional shares assuming conversion of:
    Stock Options                                        531,181         504,206
    Warrants                                              21,124          45,020
    Preferred Stock                                         --         1,000,000
                                                     -----------     -----------

Weighted average shares outstanding                   13,455,352      12,839,544
                                                     ===========     ===========

Net Income                                           $ 1,568,133     $   877,775
                                                     ===========     ===========

Primary Earnings Per Share                           $      0.12     $      0.07
                                                     ===========     ===========




     All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.